EXHIBIT 99.1
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CONNECTIVCORP ENTERS INTO LETTER OF INTENT FOR MERGER WITH MAJESCO SALES, INC.


NEW YORK--(BUSINESS WIRE)--October 15, 2003--ConnectivCorp (OTCBB:CTTV) announced today that it has executed a letter of intent which sets forth the preliminary terms and conditions of a proposed merger transaction between ConnectivCorp and Majesco Sales, Inc. As proposed, the shareholders of Majesco would exchange their shares of capital stock in Majesco for capital stock of ConnectivCorp. At the closing of the merger as currently contemplated, the shareholders of Majesco will own common and preferred stock representing approximately 80% of the capital stock of ConnectivCorp on a fully-diluted basis.

The closing of the transaction is subject to certain conditions, including execution of a definitive merger agreement and the completion of due diligence. There can be no assurance that the merger will be consummated or, if consummated, that it will be consummated on the terms set forth in the letter of intent, which is nonbinding with respect to the terms of the proposed transaction and the obligation to close.

ABOUT MAJESCO SALES, INC.

Majesco Sales, Inc., based in Edison, NJ, is a leading developer, publisher, and distributor of entertainment software for video game consoles, personal computers, and mobile entertainment systems.

In the interactive gaming market, Majesco publishes the soon to be released Drake, the value-priced Blowout, and the highly anticipated Advent Rising trilogy of games. Majesco distributes an estimated ninety titles on thirteen platforms through a network that comprises many of the largest retailers. The Company also distributes to major rental outlets.

With more than 40 years of successful business experience, the Majesco management team is led by Morris Sutton (Founder & CEO), Jesse Sutton (President) and Joseph Sutton (EVP). Majesco has recently supplemented its core management team with a number of senior managers with extensive domestic and international sales, marketing and product development experience at leading industry companies.

For more information about Majesco please visit www.majescogames.com.

More information about factors that potentially could affect ConnectivCorp's financial results is included in ConnectivCorp's filings with the Securities and Exchange Commission.

CONTACT:

ConnectivCorp
Robert S. Ellin, 212/750-5858


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SAFE HARBOR

This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements, which include, but are not limited to, the successful completion of the proposed merger and the benefits expected to be derived therefrom, are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes.